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                                  EXHIBIT 10(a)


                            P. H. GLATFELTER COMPANY

                            MANAGEMENT INCENTIVE PLAN
                         (ADOPTED AS OF JANUARY 1, 1994)
                    (AMENDED AND RESTATED DECEMBER 19, 2000)
                           (EFFECTIVE JANUARY 1, 2001)


1.       PURPOSE OF THE PLAN

                  The purpose of the Management Incentive Plan (hereinafter called the "Plan") is to provide an incentive to greater efforts on the part of key salaried employees to increase profits of P. H. Glatfelter Company, hereinafter, together with its subsidiaries, called the "Company". The underlying objectives of the Plan are as follows:

                           (a) Maximize the annual return on capital employed by the Company.

                           (b) Incent key management employees toward the achievement of the Company's vision.

                           (c) Promote and reward management teamwork across the entire Company.

                           (d) Enable the Company to attract and retain a talented management team.

                           (e)      Assure that Plan awards are at risk
                                    annually.

2.       AMENDMENT OR TERMINATION OF THE PLAN

                  This Plan is an amendment and restatement of the P. H. Glatfelter Company Management Incentive Plan and shall continue in force from year to year until amended, modified or terminated. The Company reserves the right by action of its Board of Directors or the Compensation Committee thereof (hereinafter called the "Committee") at any time to amend or modify the Plan in any respect, or to terminate the Plan in its entirety, provided that, if the Plan is in effect at the beginning of a fiscal year, it may not be terminated or amended for such year. The Company will seek the approval of the Company's shareholders for an amendment if such approval is necessary to comply
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with the Internal Revenue Code, Federal or state securities law or any other applicable rules or regulations.


3.       ADMINISTRATION OF THE PLAN

                  The management of the Plan shall be vested in the Committee, which shall be comprised solely of two or more "outside directors" (as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code). The majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of its members present at any meeting at which a quorum is present or without a meeting by unanimous written consent executed by all the members then in office.


4.       PARTICIPANTS IN THE PLAN

                  (a) Except as provided in subparagraph (b), the participants in the Plan for each fiscal year shall be proposed by the Chief Executive Officer and approved by the Committee on or before the December 31 immediately preceding such fiscal year. In this respect, the action of the Committee shall be final. Participation is limited to selected key management and highly compensated salaried employees of the Company who have significant team-based leadership responsibility for corporate, business segment or facility-based operations. Nothing herein contained shall be construed as giving any salaried employee the right to participate in the Plan, except after approval by the Committee, and then his/her participation shall be subject to all the provisions of the Plan.

                  (b) New participants may be added during a Plan year, after approval by the Committee if during such Plan year they are either hired or promoted into a position meeting the criteria for participation set forth in subparagraphs (a) and (c). Any such new participant's award will be prorated to reflect the period of service from the later of the date of his/her hire or promotion and the date of his/her addition as a participant in the Plan until the end of such Plan year. Such new participants are not eligible to make a deferral election in their first Plan year.

                  (c) The criteria that will be considered by the Committee in approving a participant shall include position responsibilities, organizational reporting relationship, current salary grade and/or rate, individual performance expectations and competitive practices.

                  (d) A participant's salary grade at the first day of each


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year or partial year with respect to which he/she is approved by the Committee as a participant in the Plan shall be such participant's salary grade for purpose of determining the maximum, target and minimum awards for such year or partial year; provided, however, that if a participant is assigned to more than one salary grade during such year or partial year, such participant's incentive award for such year or partial year shall be determined on the basis of each salary grade to which such participant was assigned during such year or partial year, prorated based on the portion of such year or partial year during which such participant was assigned to each such salary grade.

                  (e) If a participant's employment by the Company should terminate during a Plan year by reason of death, retirement or permanent disability, his/her incentive award shall be determined on the basis of his/her base salary midpoint for such fiscal year, prorated to reflect the period of service prior to his/her death, retirement or permanent disability, and shall be paid either to him/her or, as appropriate, the beneficiary specifically designated by such participant on the applicable form, or, if no such specific designation is made, to such beneficiary as is designated by such participant under the Company's Group Life Insurance Plan. Participants who have been removed from the payroll of the Company during a Plan year for any reason, other than death, retirement or permanent disability, shall not participate in the Plan for such year, unless the Committee, in its sole discretion, determines that they shall so participate. The decision of the Committee in this regard shall be final.

                  (f) In consideration of the payments to be made in accordance with the provisions of the Plan, the participants may not be participants in the Company's Conference Group award program.

5.       DETERMINATION OF INCENTIVE COMPENSATION AWARDS

                  (a) The Plan shall provide incentive awards based on achievement of performance measures for the next Plan year as proposed by the Chief Executive Officer, and approved by the Compensation Committee, on or before December 31 immediately preceding such Plan year or with respect to a new participant added to the Plan during a Plan year pursuant to Paragraph 4(b) before the date such new participant is added to the Plan. These performance measures are intended to focus Plan participants on the achievement of the strategic objectives of the Company for such Plan year. These performance measures may change from year to year at the discretion of the Committee.

                  (b) The amount of a participant's award shall be based on a percentage of such participant's base salary midpoint for the salary grade approved for him/her by the Committee. If such salary midpoints


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are revised at any time during a Plan year, the Committee will revise the midpoints applicable to such year. Salary midpoints for Schoeller & Hoesch participants shall be established in DM based on the DM/USD conversion rate at the close of business on December 30, 1999. Such midpoints shall be maintained in DM, to be adjusted only by structural increases for the domestic grade equivalent. The incentive award as a percentage of base salary midpoint will vary based on the applicable performance measures achieved for the Plan year. In no event may the incentive award paid to any participant for any Plan year exceed USD 1,000,000.

                  (c) The performance measures will be established in the operating rules adopted by the Committee in accordance with Paragraph 8. The incentive award shall equal the base salary midpoint multiplied by the Incentive Award Factor, which will vary in relationship to the level of applicable performance measures achieved for the year.

6.       PAYMENT OF INDIVIDUAL INCENTIVE AWARDS

                  (a) Each year after the Committee has approved the participants in the Plan for the following year in accordance with Paragraph 4(a), participants (other than employees of Schoeller & Hoesch and participants added after the beginning of a Plan year pursuant to Paragraph 4(b)) shall make an election by February 1 of such following year to receive their incentive award in cash or to defer the receipt of 25%, 50%, 75% or 100% of the award to a future period, specifying irrevocably the timing of the future payment(s) in accordance with the deferred options established by the Committee. Schoeller & Hoesch employees and such new participants must receive awards in cash. The amount of deferred awards shall be adjusted at the end of each calendar quarter by crediting the cumulative deferred awards with interest for the quarter (i) based on the prime rate of interest on the last business day of the quarter at Morgan Guaranty Trust Company of New York (or such comparable rate as is determined by the Committee if such prime rate is unavailable or, if in the opinion of the Committee it no longer reflects the rate of interest on such bank's demand loans to its most credit-worthy customers) for awards deferred pursuant to plan years prior to 1999 and (ii) based on six-month LIBOR (as it appears in the Wall Street Journal) plus 100 basis points on the last day of the quarter for awards deferred pursuant to plan years beginning with 1999. The interest credit shall be earned from the date when the award would have been paid if not deferred and shall be compounded on the accumulated award and accrued interest. Should a deferred award be paid during a quarter, interest on the amount of such payment shall be accrued at the rate used for the immediately preceding quarter.

                  (b) Cash incentive awards shall be paid annually as


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promptly as practicable after the Company's certified public accountants have completed their examination of the Company's year-end consolidated financial statements and the Committee has certified the extent to which the applicable performance measures have been met.

                  (c) Deferred incentive awards shall be paid on the first Monday in April of each year pursuant to participants' elections to defer receipt of their awards. In the event participants who have deferred awards determine that they have a financial hardship which necessitates the acceleration of the payment of the deferred award, they shall submit their request to release the funds to the Committee which shall consider the circumstances and, in its sole discretion, determine whether the request shall be approved.

                  (d) If participants separate from the Company before age 55, or after age 55 without being vested under the terms of the Company's Retirement Plan for Salaried Employees, including the Supplemental Executive Retirement Plan (collectively, the "Pension Plans"), such participants shall receive the unpaid amount of their cumulative deferred award(s) in a lump sum within 30 days of their separation date or, at the sole discretion and option of the Committee, as stipulated on their election form. If participants separate after age 55 and are vested under the terms of the Company's Pension Plans, their deferred award(s) shall be paid as stipulated on their election form(s). If participants should die before their deferred awards have been completely paid out, the unpaid amount will be paid in a lump sum to the beneficiary specifically designated by the participant on the applicable form, or, if no such specific designation is made, to such beneficiary as is designated under the Company's Group Life Insurance Plan.

7.       MANAGEMENT INCENTIVE PLAN ADJUSTMENT SUPPLEMENT

                  The Company will supplement the basic monthly pension payable under the Company's Pension Plans, with respect to an employee who is a participant in the Plan and elected to defer incentive awards in accordance with Paragraph 6 of the Plan, as provided in the Plan of Supplemental Retirement Benefits for the Management Committee.

8.       MANAGEMENT INCENTIVE PLAN OPERATING RULES

                  (a) Except as provided in sub-paragraph (b), on or prior to December 31 immediately preceding each Plan year, the Committee shall adopt operating rules for such Plan year to be based on performance measures intended to focus Plan participants on the achievement of the strategic objectives of the Company for such Plan year. These operating rules will establish maximum, target and minimum Incentive Award Factors for each salary grade or each participant and the corresponding maximum, target and minimum levels


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for such performance measures.

                  (b) For a new participant added during a Plan year as provided in Paragraph 4(b), prior to the date he/she is added to the Plan, the Committee shall adopt operating rules for such new participant consistent with the operating rules adopted pursuant to sub-paragraph (a), but pro-rated, if appropriate, to reflect the portion of the Plan year remaining after the addition of such new participant.

9.       DEFINITIONS

                  For the purpose of determining the incentive awards under the Plan, the following definitions shall apply:

                  (a) The "Incentive Award Factor" shall be the percentage of base salary midpoint for each salary grade corresponding to the maximum, target and minimum performance measures established in the operating rules.

                  (b) Retirement shall mean voluntary separation from service by participants who have achieved an age whereby they are eligible for and have elected to receive early retirement under the Company's Pension Plans.

                  (c) Disability shall mean a disability due to any medically determinable physical or mental impairment that prevents a participant from fulfilling the duties that such participant was performing at the time of the occurrence of such disability and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve months, as determined by the Committee in its sole discretion.

10.      RIGHTS NOT TRANSFERABLE

                  Rights to incentive cash awards and deferred incentive awards are not transferable by a participant except upon the death of the participant by operation of will or the laws of intestacy.

11.      FUNDING

                  The Plan is not funded. All awards that are not received in cash shall remain as part of the general assets of the Company and shall not be deemed held in trust for the benefit of the participant.

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12.      WITHHOLDING OF APPLICABLE TAXES

                  The Company shall have the right to withhold amounts from incentive cash awards and deferred incentive awards at such times and in such amounts as the Company shall be required to withhold pursuant to any statute or other governmental regulation or ruling.

13.      DELEGATION OF AUTHORITY TO CHIEF EXECUTIVE OFFICER

                  The Committee may, from time to time or at any time, delegate to the Chief Executive Officer of the Company the authority to act on behalf of the Committee with respect to all actions which may be taken by the Committee under the Plan regarding participants who are below salary grade 17 and who are not officers of the Company.

14.      CONCLUSION

                  The interpretation of the Plan or any provision thereof or the operating rules made by the Committee shall be binding upon both the Company and every participant in the Plan. While it is the intention of the Company to provide a fair and reasonable basis for the determination of incentive compensation awards and the selection of the participants, the Plan is not an employment contract between the Company and the salaried employees or any participants and shall not constitute an agreement by the Company to continue any participant in its employ for any period of time notwithstanding that the termination of the employment of a participant during a fiscal year will preclude an incentive award to such participant for such year.


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